Exhibit 99-2

Certificate Pursuant to Section 1350 of Chapter 63

of Title 18 of the United States Code

I, Michael Smith, the chief financial officer of Cobra Electronics Corporation, certify that (i) the attached Annual Report on Form 10-K of Cobra Electronics Corporation for the fiscal year ended December 31, 2002 (the “Form 10-K”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in the Form 10-K fairly presents, in all material respects, the financial condition and results of operations of Cobra Electronics Corporation and its subsidiaries.

/S/ MICHAEL SMITH
Michael Smith March 28, 2003